Exhibit 4.5.40

Execution copy December 21, 2005

DEED OF DISCLOSED PLEDGE

OF

REGISTERED SHARES

between

STUURGROEP HOLLAND B.V.

as Pledgor

BNP PARIBAS

and

BNS AUTOMOBILE FUNDING B.V.

as Pledgees

and

HERTZ AUTOMOBIELEN NEDERLAND B.V.

as Company

Strawinskylaan 1999

1077 XV Amsterdam

2005

DEED OF PLEDGE ON REGISTERED SHARES

HERTZ AUTOMOBIELEN NEDERLAND B.V.

On this, the twenty-first day of December two thousand and five, appeared before me,

Wijnand Hendrik Bossenbroek, civil law notary in Amsterdam, the Netherlands:

1.             Thijs Paul Heino Olthoff, employed at my office at 1077 XV Amsterdam, Strawinskylaan 1999, born in Hilversum on the twenty-fifth day of July nineteen hundred and seventy-seven, acting for the purposes of this deed as the holder of a written power of attorney from:

Stuurgroep Holland B.V., a private company with limited liability, incorporated under the laws of the Netherlands, having its corporate seat at Amsterdam, the Netherlands (address: 2132 WT Hoofddorp, Siriusdreef 34 – 36, the Netherlands, trade register number 34056220), hereinafter referred to as: the “Pledgor”;

2.             Paul Cornelis Simon van der Bijl, employed at my office at 1077 XV Amsterdam, Strawinskylaan 1999, born in Haarlemmermeer on the twenty-sixth day of January nineteen hundred and eighty, acting for the purposes of this deed as the holder of a written power of attorney from:

a.             BNS Automobile Funding B.V., a private company with limited liability, incorporated under the laws of the Netherlands, having its corporate seat at Amsterdam, the Netherlands (address: 1076 EE Amsterdam, Fred. Roeskesstraat 123, the Netherlands, trade register number 34238138), hereinafter referred to as: “BNS”; and

b.            BNP Paribas S.A., a company incorporated under the laws of France, registered at Registre du Commerce de Paris under number B662042449, with address in the Netherlands (1017 BS Amsterdam, Herengracht 477, registered with the Dutch trade register under number 33148246), hereinafter referred to as: “BNP”, and jointly with BNS hereinafter referred to as: the “Pledgees”;

3.             Robin Alexander van Bokhorst, employed at my office at 1077 XV Amsterdam, Strawinskylaan 1999, born in Curacao, the Netherlands Antilles, on the eleventh day of September nineteen hundred and seventy-six, acting for the purposes of this deed as the holder of a written power of attorney from:

Hertz Automobielen Nederland B.V., a private company with limited liability, incorporated under the laws of the Netherlands, having its corporate seat at Amsterdam, the Netherlands (address: 2132 WT Hoofddorp, Siriusdreef 34 – 36, the Netherlands, trade register number 34049337), hereinafter referred to as: the “Company”.

WHEREAS

A.           the Pledgor has or will have payment obligations towards BNS under or pursuant to the Loan Agreement entered into by BNS as lender and the Pledgor as borrower, dated on or about the twenty first day of December two thousand five, (the “Loan Agreement”);

B.            the Pledgor has or will have payment obligations towards BNP under or pursuant to the Bridge Facilities Agreement (as hereinafter defined);

C.            the Pledgor has agreed to enter into this Deed as security for the payment when due of the payment obligations referred to under A. and B;

D.            The Pledgor, the Company and the Pledgees acknowledge that BNS shall pledge its claims referred to under A. to BNP Paribas as security for the Bridge Facilities Agreement, including, without limitation, all accessory rights (afhankelijke rechten) and all ancillary rights (nevenrechten) which includes (its share in) the right of pledge contemplated in this Deed.

HAVE AGREED AS FOLLOWS

1.            DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Deed:

“Article”	means an article of this Deed.

“Bridge Facilities Agreement”

means the senior bridge facilities agreement dated on or about the twenty first day of December two thousand and five between, among others, Hertz International, Ltd., the Borrowers (as defined therein), the Guarantors (as defined therein), BNP Paribas and The Royal Bank of Scotland Plc as Mandated Lead Arrangers, CALYON as Co-Arranger and BNP Paribas as Facility Agent and the other financial institutions named therein.

“Principal Obligations”

means all present and future monetary payment obligations (vorderingen tot voldoening van een geldsom) (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to the Finance Parties or any one or more of them under or pursuant to the Finance Documents (as defined in the Bridge Facilities Agreement).

“Deed”	means this deed of pledge of Share Collateral.

“Default”	has the meaning given to that term in the Bridge Facilities Agreement.

“Depositary Receipt Rights”	means the rights conferred by law on holders of depositary receipts for shares, issued with the relative company’s co-operation.

“Enforcement Event”	a default (verzuim) of the Pledgor with respect to the Secured Liabilities, within the meaning of Article 3:248 NCC, provided that an Event of

Default has occurred which is continuing and has not been waived under the Bridge Facilities Agreement and has resulted in the Facility Agent serving a notice under Clause 21.19 (Acceleration and Cancellation) of the Bridge Facilities Agreement.

“Event of Default”	has the meaning given to that term in the Bridge Facilities Agreement.

“NCC”	means the Netherlands Civil Code.

“New Shares”	means any and all shares in the share capital of the Company that the Pledgor shall acquire after the date of this deed of pledge.

“Parallel Debt”	means the Parallel Debt as defined in Article 2.

“Party”	means a party to this Deed.

“Secured Liabilities”

means (i) with respect to BNS all present and future monetary payment obligations (vorderingen tot voldoening van een geldsom) (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to BNS under or pursuant to the Loan Agreement and (ii) with respect to BNP the Parallel Debt.

“Share Collateral”

means the Shares, the New Shares and all present and future rights related thereto, including but not limited to rights of dividend or of conversion, redemption, bonus, stock dividend, liquidation or dissolution proceeds, warrants, claims, options or otherwise.

“Shares”

means three thousand five hundred (3,500) registered ordinary shares in the share capital of the Company, with a nominal value of four hundred fifty euros (EUR 450) each, numbered 1 up to and including 3,500.

“Voting Rights”	means the voting rights, voting powers, consensual rights and other similar rights attaching to the Shares and the New Shares.

1.2          Interpretation

a.             Unless the context otherwise requires or unless otherwise defined in this Deed, words and expressions defined in the Bridge Facilities Agreement have the same meanings when used in this Deed.

b.             Words denoting the singular include the plural and vice versa. Words denoting one gender include the other gender.

c.             The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

d.             No provision of this Deed is to be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

e.             English language words used in this Deed intend to describe Netherlands legal concepts only and the consequences of the use of those words in English law or any other foreign law are to be disregarded.

f.              References in this Deed to the Finance Documents and the Loan Agreement will be deemed to include references to these agreements as they may be varied, amended, modified, novated or restated from time to time (including by way of increase of the facilities made available under them or accession or retirement or the parties to these agreements). Similarly, references in this Deed to Secured Liabilities will be deemed to include any obligations which the Pledgor may have to the respective Pledgees under or in connection with the Loan Agreement or the Finance Documents as they may be so varied, amended, modified, novated or restated from time to time.

2.            Parallel Debt

a.             The Pledgor hereby irrevocably and unconditionally undertakes to pay to BNP an amount equal to the aggregate amount payable by the Pledgor in respect of its Corresponding Obligations as they may exist from time to time. The payment undertaking of the Pledgor to BNP under this Article 2 is hereinafter to be referred to as the “Parallel Debt”.

b.             The Parallel Debt of the Pledgor will become due and payable (opeisbaar) as and when one or more of the Corresponding Obligations of the Pledgor become due and payable.

c.             Each of the Parties hereby acknowledges that:

i.              the Parallel Debt constitutes an undertaking, obligation and liability of the Pledgor to BNP which is separate and independent from, and without prejudice to, the Corresponding Obligations; and

ii.             the Parallel Debt represents BNP’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of the Parallel Debt from the Pledgor it being understood, in each case, that pursuant to subsection a. of this Article the amount which may become payable by the Pledgor as its Parallel Debt shall never exceed the total of the amounts which are payable under the Corresponding Obligations of the Pledgor.

d.             For the avoidance of doubt, the Parties confirm that in accordance with subsections a. and c. of this Article the claim of BNP against the Pledgor in respect of the Parallel Debt and the claims of anyone or more of the Finance Parties against the Pledgor in respect of the Corresponding Obligations payable by the Pledgor to such Finance Party do not constitute common property (gemeenschap) within the meaning of article 3:166 NCC and that the provisions relating to common property shall not apply. If, however, it shall be held that such claim of BNP and such claims of anyone or more of the Finance Parties do constitute common property and the provisions relating to common property do apply, the Parties agree that the Intercreditor Agreement shall constitute the administration agreement (beheersregeling) within the meaning of article 3:168 NCC.

e.             To the extent BNP irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt of the Pledgor, BNP shall distribute that amount among the Finance Parties that are creditors of the Corresponding Obligations of the Pledgor in accordance with the applicable provisions of the Intercreditor Agreement. Upon irrevocable receipt by BNP of any amount so distributed to it (a “Received Amount”), the Corresponding Obligations of the Pledgor to the relevant Finance Party or Finance Parties shall be reduced by amounts totalling an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Corresponding Obligations on the date of receipt by that Finance Party of the Received Amount.

3.            CREATION OF PLEDGE ON SHARE COLLATERAL

3.1          Creation of pledge on Share Collateral

As security for the payment when due of the respective Secured Liabilities the Pledgor agrees to create and hereby creates, as the case may be in advance (bij voorbaat), in favour of the Pledgees a disclosed right of pledge (openbaar pandrecht) on the Share Collateral. The Pledgees accept this right of pledge, where appropriate in advance.

3.2          Ranking

If the right of pledge purported to be created pursuant to Article 3.1 cannot be first ranking as a result of an encumbrance created prior to the date of this Deed over (part of) the Share Collateral, the right of pledge shall nonetheless have been created pursuant to Article 3.1 with the highest possible rank.

3.3          Common Property

The right of pledge established in favour of the Pledgees pursuant to this Deed constitutes common property (gemeenschap) within the meaning of Article 3:166 NCC and the provisions relating to common property shall apply. The Parties agree that the Intercreditor Agreement shall constitute the administration agreement (beheersregeling) within the meaning of Article 3:168 NCC.

4.            INFORMATION UNDERTAKING

4.1          Additional information

At the Pledgees’ first reasonable request, the Pledgor must provide all information, evidence and documents relating to the Share Collateral which the Pledgees may deem necessary to exercise their rights under this Deed (including the enforcement of their rights of pledge) and the perfection or protection of their security on the Share Collateral. The Pledgor will upon reasonable notice allow each of the Pledgees to inspect its books relating to the Share Collateral during office hours (subject to the terms of the Bridge Facilities Agreement).

4.2          Attachments and Disputes of Share Collateral

The Pledgor agrees to notify the Pledgees without delay of any attachment (beslag) levied on (part of) the Share Collateral or any dispute with respect to (part of) the Share Collateral, if the dispute would have a material adverse effect on the right of pledge created under this Deed or the value of the Share Collateral.

5.            FURTHER ASSURANCES

At the Pledgees’ first request, the Pledgor agrees to execute any further encumbrances and assurances in favour of, or for the benefit of the Pledgees, and do all acts and things as the Pledgees may reasonably deem necessary to exercise their rights under this Deed (including, following an Enforcement Event, the enforcement of their right of pledge) and the perfection or protection of their security on the Share Collateral.

6.            REPRESENTATIONS AND WARRANTIES

6.1          Representations and Warranties

The Pledgor represents and warrants to the Pledgees that:

a.             the Pledgor has full, unencumbered legal title to the Shares and all present and future rights related thereto and has full power to dispose (beschikkingsbevoegd) in respect thereof;

b.             the Shares constitute the entire issued share capital of the Company and have all been validly issued and fully paid-up and no depository receipts (certificaten van aandelen) have been issued in respect of the Shares;

c.             the Pledgor has the power and authority to create a first ranking right of pledge (pandrecht eerste in rang) on the Shares and all present and future rights related thereto;

d.             there are no outstanding options or other rights entitling the holder thereof to the transfer of the Shares or any of the present and future rights related thereto and no rights to receive future dividends with respect to any of the Shares and/or any of the New Shares, have been granted to any party other than to the Pledgees pursuant to this deed;

e.             except as provided herein, neither the Shares nor any of the present or future rights related thereto are subject to any limited rights (beperkte rechten), nor has the Pledgor prior to this deed of pledge created limited rights or other rights on or against the Shares or any of the present or future rights related thereto, nor has the Pledgor made any promise or any undertaking to that effect, nor has any attachment (beslag) been levied to date on the Shares or any of the present or future rights related thereto;

f.              there are no outstanding claims on the Company for the issue of any shares in the share capital of the Company.

6.2          Repetition

The representations and warranties set out in Article 6.1 are deemed to be repeated by the Pledgor on each date it acquires Share Collateral after the date of this Deed.

7.            GENERAL UNDERTAKINGS

7.1          Disposal and negative pledge

The Pledgor shall not, without the prior written consent of the Pledgees, except as permitted under the Bridge Facilities Agreement:

a.             sell, transfer or otherwise dispose of any of the Share Collateral;

b.             create or permit to subsist any security on any of the Share Collateral;

c.             vote the Shares and the New Shares, whether in a meeting or by way of written resolution outside a meeting, in favour of:

i.              the issuance, cancellation or transfer of any shares in the Company’s share capital by the Company;

ii.             a resolution consenting to the acquisition by the Company of its own shares;

iii.            any proposal to the general meeting of shareholders to transfer its pertinent authority to issue shares to any other corporate body;

iv.           a resolution to amend the articles of association of the Company.

7.2          Obligation of care

The Pledgor shall not do or cause or permit to be done anything (including but not limited to voting the Shares and the New Shares, whether in a meeting or by way of written resolution outside a meeting) which will, or could be reasonably expected to, materially adversely affect the right of pledge over the Share Collateral or any part thereof, or the rights of the Pledgees thereunder or which in any way is inconsistent with the terms of the Loan Agreement and/or the Bridge Facilities Agreement or this Deed or materially depreciates, jeopardises or otherwise prejudices the right of pledge over the Share Collateral or any part thereof or negatively affects the economic value of the Share Collateral.

8.            VOTING RIGHTS AND DEPOSITARY RECEIPT RIGHTS

8.1          Voting Rights

The Voting Rights shall be vested in (toekomen aan) the Pledgees, subject to the conditions precedent (opschortende voorwaarden) – (the “Conditions”) – that an Enforcement Event has occurred and that the Company and the Pledgor have been notified in writing by the Pledgees that they wish to exercise the Voting Rights.

The Company hereby confirms (and the Pledgor agrees) that a notice from the Pledgees to it in accordance with this Article 8.1, shall be sufficient for it to accept the Pledgees as being exclusively entitled to exercise the Voting Rights attaching to the Shares and the New Shares.

8.2          Depositary Receipt Rights

Until a notice as referred to in Article 8.1 has been sent, Depositary Receipt Rights shall not accrue to the Pledgees.

9.            DIVIDENDS, DISTRIBUTIONS AND OTHER PAYMENTS ON THE SHARE COLLATERAL

The Pledgees shall be entitled to receive all dividends, distributions and other payments on the Share Collateral, provided, however, that the Pledgees hereby grant the Pledgor permission (toestemming) within the meaning of Article 3:246(4) NCC to receive these payments, to the extent such dividend payments are allowed under the Bridge Facilities Agreement.

The permission granted by the Pledgees to the Pledgor will automatically terminate upon the occurrence of an Enforcement Event and a written notice thereof from the Pledgees to the Pledgor and the Company, following which the Pledgees shall be entitled to receive and retain all dividends, distributions and other payments on the Share Collateral, to be applied by the Pledgees in accordance with the applicable provisions of the Intercreditor Agreement.

10.          IMMEDIATE FORECLOSURE

a.             After the occurrence of an Enforcement Event the Pledgees may sell or cause the Share Collateral to be sold in accordance with Articles 3:248 NCC and following. The Pledgor waives its rights under Article 3:251 NCC.

b.            To the extent such does not arise from Article 2:198(5) NCC, the Pledgees are irrevocably authorised (without obligation) by the Pledgor, in the event of a sale as referred to under a. of this Article, to offer the Share Collateral for sale in the manner prescribed by the Company’s Articles of association or to seek the approval of the corporate bodies designated under the Company’s Articles of association as empowered to approve all proposed transfers of shares, as the case may be, and to exercise any of  the Pledgor’s rights in connection with the sale and transfer of the Share Collateral.

c.            The Pledgees are not obliged to:

i.              first foreclose on other security rights created under or in connection with the Loan Agreement and/or the Bridge Facilities Agreement. The Pledgor waives its rights under Article 3:234 NCC; or,

ii.             notify any Pledgor or any other person referred to in Article 3:252 NCC of its intention to exercise, or of the exercise of, its rights under Article 10(a). Each Pledgor waives its rights under Articles 3:249 and 3:252 NCC.

11.          APPLICATION OF PROCEEDS

The Pledgees shall apply the proceeds from the sale of the Share Collateral in accordance with the applicable provisions of the Intercreditor Deed, subject to mandatory provisions of Netherlands law.

12.          CONTINUING SECURITY AND OTHER MATTERS

12.1        Continuing security

This Deed extends to the ultimate balance from time to time of the Secured Obligations and is a continuing security, notwithstanding any intermediate payment, partial settlement or other matter.

12.2        No prejudice

Subject to Article 13, this Deed does not intend to prejudice, limit or affect any right of BNP under the Bridge Facilities Agreement or BNS under the Loan Agreement (or applicable banking conditions) or the rights of the Pledgor thereunder and the Bridge Facilities Agreement and Loan Agreement do not intend to prejudice, limit or affect any right of the Pledgees or the Pledgor under this Deed.

12.3        Waiver

Without prejudice to the other provisions of this Deed, the Pledgor waives its rights under Articles 3:233 and 6:139 NCC.

13.          CONFLICT

If there is a conflict between this Deed and the Bridge Facilities Agreement then (to the extent permitted by law) the provisions of the Bridge Facilities Agreement will take priority over the relevant provisions of this Deed.

14.          TERMINATION AND RELEASE OF PLEDGE

14.1        The Pledgee shall release and, in respect of (b) at the request and cost of the Parent release the right of pledge created by this Deed if any of the following events occur:

a.             (i) the Secured Liabilities being discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Finance Documents; or (ii) the Pledgor ceasing to be both a Borrower and a Guarantor subject to, and in accordance with, the Bridge Facilities Agreement;

b.            (i) any Permitted Disposal of the Share Collateral; (ii) any sale or other disposition of the Share Collateral otherwise permitted by the Bridge Facilities Agreement; (iii) any sale or other disposition of the Share Collateral where the Facility Agent or the Security Agent has consented to the disposal pursuant to the Bridge Facilities Agreement; (iv) any sale or any other disposition of the Share Collateral pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing, or sale and leaseback permitted by the Bridge Facilities Agreement and to the extent necessary to ensure that such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback is completed; or (v) the creation of any Encumbrance permitted by paragraph (x) of the definition of “Permitted Encumbrances” under the Bridge Facilities Agreement, provided that, to the extent that the disposal of the Share Collateral is a Permitted Disposal or a sale or disposition otherwise permitted by the Bridge Facilities Agreement, the Share Collateral shall be declared to be automatically released from the pledge created by this Deed with effect from the day of such disposal and the Security Agent and the Facility Agent shall each do all such acts which are reasonably requested by the Parent in order to release such property.

14.2        The right of pledge on the Share Collateral and all the related rights thereto may be cancelled (opgezegd) in whole or in part by the Pledgees in accordance with Article 3:81 NCC.

15.          LIABILITY

The Pledgees are not liable to the Pledgor for any loss or damage arising from:

a.            any sale or collection of the Share Collateral by the Pledgees; or

b.             any exercise of, or failure to exercise, its rights under this Deed,

except for gross negligence or wilful misconduct (opzet of grove schuld) of the Pledgees.

16.          COSTS

A Pledgee may charge reasonable costs and expenses in accordance with the Loan Agreement and/or the Bridge Facilities Agreement.

17.          POWER OF ATTORNEY

17.1        For the benefit of the Pledgees, the Pledgor hereby irrevocably appoints each of the Pledgees to be its true and lawful attorney (with full power of substitution and delegation) for and on behalf of the Pledgor to sign, execute, seal, deliver, acknowledge, file, register and perfect any and all such assurances, documents, instruments, agreements, certificates and consents and to do any and all such acts and things as the Pledgor itself could do in relation to the Share Collateral in relation to any matters dealt with in this Deed and which the Pledgees may reasonably deem to be necessary in order to give full effect to the purposes of this Deed. Upon request of a Pledgee the Pledgor will ratify and confirm whatever a Pledgee shall do or cause to be done in pursuance of the powers conferred to it hereunder, for the duration of the right of pledge created pursuant to this Deed.

17.2        In connection with the power of attorney contained in this Article Parties agree that each of the Pledgees may act as counterparty of the Pledgor, the Pledgor waives its rights pursuant to Article 3:68 NCC, which waiver the Pledgees hereby accepts.

18.          GENERAL

18.1        No Rescission

To the extent permitted by law, the Pledgor hereby waives its rights under Articles 6:265 to 6:272 NCC inclusive to rescind (ontbinden), or demand in legal proceedings the rescission (ontbinding) of, this Deed, which waiver the Pledgees hereby accept.

18.2        Transfer of Legal Relationship

Subject to the terms of the Bridge facilities Agreement, each of the Pledgees may transfer its legal relationship under this Deed (contractsoverneming) or assign its rights under this Deed (cessie). The Pledgor irrevocably agrees in advance to cooperate with these assignments.

18.3        Notice

Any notice or other communication under or in connection with this Deed must be made in accordance with the Bridge Facilities Agreement.

18.4        Partial Invalidity

In the event that a provision of this Deed is invalid, illegal, non binding, or unenforceable (either in whole or in part) under the law of any jurisdiction, the remainder of this Deed continues to be effective to the extent that, in view of the Deed’s substance and purpose, the remainder is not inextricably related to and therefore inseverable from the invalid, illegal, non binding or unenforceable provision. The Parties will make every effort to reach agreement on a new Article which differs as little as possible from the invalid, illegal, non binding or unenforceable provision, taking into account the substance and purpose of this Deed.

18.5        Amendment

This Deed may only be amended by a written agreement, to the extent required by Netherlands law in the form of a notarial deed executed before a civil law notary.

18.6        No Implied Waiver, No “Rechtsverwerking”

a.             Any waiver under this Deed must be given by notice to that effect.

b.            Where a Party does not exercise any right under this Deed (which includes the granting by a Party to any of the other Parties of an extension of time in which to perform its obligations under any of these provisions), this is not deemed to constitute a forfeiture of that Party’s right under this Deed (rechtsverwerking).

18.7        Benefit of Security

The Pledgor and each of the Pledgees explicitly agree and declare that upon transfer, assignment or pledge, of the respective Secured Liabilities, or a part thereof, the transferee or pledgee will become entitled to the right of pledge purported to be created hereunder, or to a corresponding part thereof, as the case may be.

If and to the extent as a result of such transfer, such assignment or a pledge, the right of pledge purported to be created hereunder will constitute common property, and an intercreditor agreement is agreed upon in relation to such transfer, such assignment or a pledge, then the Pledgor will be bound to the provisions of such intercreditor agreement.

18.8        Intercreditor Deed

As between the Pledgees only and subject to the Intercreditor Deed BNS will not exercise any right under this Deed unless with the written consent of BNP and BNP shall be entitled to instruct BNS to exercise its rights hereunder and to do all such things as BNP may deem necessary in connection with this deed.

For this purpose BNS hereby irrevocably appoints BNP to be its true and lawful attorney (with full power of substitution and delegation) for and on behalf of BNS to sign, execute, seal, deliver, acknowledge, file, register and perfect any and all such assurances, documents, instruments, agreements, certificates and consents and to do any and all such acts and things in relation to any matters dealt with in this Deed and which BNP may reasonably deem to be necessary. Upon request of BNP BNS will ratify and confirm whatever BNP shall do or cause to be done in pursuance of the powers conferred to it hereunder.

19.          GOVERNING LAW AND JURISDICTION

19.1        Governing Law

This Deed is to be governed by and construed in accordance with the laws of   the Netherlands.

19.2        Jurisdiction

Any dispute arising out of or in connection with this Deed is to be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands. This Article 19.2 is for the benefit of the Pledgees only. As a result, the Pledgees shall not be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction.

20.          MANNER OF ACQUISITION

As evidenced by the Company’s register of shareholders, the Shares were acquired by the Seller pursuant to a contribution agreement on the eighth day of May nineteen hundred and eighty.

Other than the deed of incorporation of the Company and the aforementioned shareholders register there is no other written evidence pertaining to the legal basis for that acquisition. Under Article III (7) of the transitional provision in the “Amendment of the rules governing the transfer of registered shares in limited liability companies and private companies with limited liability” (Bulletin of Acts and Decrees 1992, 458) (artikel III lid 7, Overgangsbepaling van de Wet houdende wijziging van de regeling van de overdracht van aandelen op naam in naamloze vennootschappen en besloten vennootschappen met beperkte aansprakelijkheid (Staatsblad 1992, 458)), however, any defect in the acquisition of the Shares cannot be invoked, since, as evidenced by the Company’s register of shareholders, more than five years have elapsed since the acquisition and the Company has always accepted the transfer to the Seller as valid. The nominal value of each of the Shares was converted into four hundred and fifty euros (EUR 450) by means of a deed amending the Company’s articles of association executed on the twenty-first day of December two thousand one before C.E.M. van Steenderen, civil law notary at Rijswijk (ZH), the Netherlands.

21.          ACKNOWLEDGEMENT AND COMPANY STATEMENTS

The person appearing acting on behalf of the Company, declared:

a.             that the Company acknowledges, and where applicable acknowledges in advance, the rights of pledge on the Share Collateral;

b.             that the Company has at all times and without interruption accepted as valid the transfers by which the Pledgor acquired the Shares and all previous transfers of the Shares;

c.             that the Company will cause the rights of  pledge on the Shares as well as any right of pledge on New Shares to be duly entered in the shareholders’ register without delay;

d.             that the Company acknowledges that it has received notice of the rights of pledge to the extent such rights of pledge are created on (future) claims against the Company in accordance with Article 3:236 (2) NCC  and Article 3:94 NCC; and

e.             that the Company shall act in accordance with the provisions of this deed of pledge.

22.          APPROVAL RIGHT OF PLEDGE AND PLEDGE OF SECURED LIABILITIES BY GENERAL MEETING OF SHAREHOLDERS

The Pledgor hereby in its capacity of sole shareholder of the Company resolves (pursuant to Article 21 of the Company’s Articles of association) to approve (i) the creation of the right of pledge on the Share Collateral (including the conditional passing of the Voting Rights) under this Deed and (ii) the envisaged creation of a right of pledge by BNS of the payment obligations referred to under A. of the Whereas clause in favour of BNP as security for the Bridge Facilities Agreement, including, without limitation, all accessory rights (afhankelijke rechten) and all ancillary rights (nevenrechten) which includes (its part in) the right of pledge contemplated in this Deed (including the conditional passing of the Voting Rights). The members of the Company’s board of management have had the opportunity to render advice as to the above resolution.

23.          AUTHORITY AND POWER OF ATTORNEY

The authorization granted to the persons appearing is evidenced by three private powers of attorney, which immediately after the execution will be attached to this Deed.

24.          CIVIL LAW NOTARY

The parties are aware that the undersigned civil law notary works with NautaDutilh N.V., the firm that has advised BNP Paribas in this transaction. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the parties herewith explicitly agree and consent (i) that the civil law notary shall  execute this notarial deed and (ii) that BNP Paribas is assisted and represented by NautaDutilh N.V. in relation to the Loan Agreement and/or the Bridge Facilities Agreement and this deed of pledge and any agreements that may be concluded, or disputes that may arise, in connection therewith.

FINAL STATEMENT

The persons appearing are known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the persons appearing, they declared that they had taken note of the contents of the Deed, were in agreement with its contents and did not wish them to be read out in full.

Following a partial reading, the Deed was signed by the persons appearing and me, civil law notary.

/s/ W.H. Bossenbroek